Exhibit 4.1

AMENDMENT NO. 1 TO
WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT NO. 1 TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”), dated as of September 8, 2022 (the “Amendment Date”), is by and between Heart Test Laboratories, Inc. (d/b/a HeartSciences), a Texas corporation (the “Company”), and Cavalry Investment Fund, LP (the “Holder”).

Recitals

WHEREAS, the Company previously issued a new series of senior subordinated convertible notes (“Bridge Notes”), which were convertible into shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, and warrants (“Original Bridge Warrants”, and such Original Bridge Warrants as amended by this Amendment are referred to herein as the “Warrants”) to purchase shares of Common Stock pursuant to the terms of that certain Securities Purchase Agreement dated as of December 22, 2021 (the “SPA”) by and among the Company and the Buyers (as defined in the SPA);

WHEREAS, effective June 10, 2022, the Company consummated a reverse stock split (the “Reverse Stock Split”) of its Common Stock whereby every 33 shares of the Company’s issued and outstanding Common Stock were combined into one share of Common Stock, except to the extent that the Reverse Stock Split resulted in any of the Company’s shareholders owning a fractional share, in which case, if such fraction was greater than or equal to one-half, the shareholder received one additional share of Common Stock and if such fraction was less than one-half, the fractional share was cancelled;

WHEREAS, on June 15, 2022, the Company completed an initial public offering (the “IPO”) of a total of 1,500,000 units each consisting of one share of Common Stock and one warrant (the “Public Warrants”) to purchase one share of Common Stock, and of an additional 225,000 Public Warrants pursuant to the over-allotment option granted to the underwriters;

WHEREAS, in connection with and as a result of the IPO and pursuant to the terms of the Bridge Notes and the Original Bridge Warrants, the Bridge Notes were converted into 1,606,027 shares of Common Stock and 77,443 Pre-Funded Warrants (as defined in the SPA) and the holders of the Original Bridge Warrants became entitled to purchase a total of 1,365,960 shares of Common Stock at an exercise price of $5.16 per share;

WHEREAS, pursuant to Section 9 of the Original Bridge Warrants, the provisions of the Original Bridge Warrants may be amended only if the Company has obtained the written consent of the Required Holders (as defined in the SPA), which as of the date hereof will be satisfied by the execution and delivery by the Holder of this Amendment;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Original Bridge Warrants as set forth in this Amendment;

WHEREAS, the Holder desires to consent to the amendments to the Original Bridge Warrants set forth in this Amendment and, as a result, each of the Original Bridge Warrants shall be amended as set forth in this Amendment;

WHEREAS, the Company and the Holder desire (i) to amend the Exercise Price and the number of Warrant Shares (as defined below) for which each of the Warrants is exercisable, as agreed upon by the Company and the Holder as set forth in this Amendment and (ii) to make certain other amendments to each of the Original Bridge Warrants, as set forth in this Amendment; and

WHEREAS, as a result of this Amendment, as of the Amendment Date of this Amendment, the number of shares of Common Stock that each of the holders of the Original Bridge Warrants (each a “Warrant Holder” and, collectively, the “Warrant Holders”) is entitled to purchase from the Company upon exercise of the Warrants, at the Exercise Price (as defined in the Warrants), is equal to the number of fully paid and non-assessable shares of Common Stock set forth next to such Warrant Holder’s name on Exhibit A hereto (the “Warrant Shares”).

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.
Agreement to Amend Original Bridge Warrant. The Company and the Holder agree (i) to amend the Original Bridge Warrant as set herein and (ii) that each Original Bridge Warrant shall be replaced with an amended and restated warrant reflecting the Original Bridge Warrant as amended by this Amendment. The Company and the Holder acknowledge and agree that, effective on the Amendment Date, the Warrants will take on the registered characteristics of the Original Bridge Warrants and that, accordingly, will be issued by the Company with the same restrictive legends as the Original Bridge Warrants and that the Warrant Shares (as defined in the Warrant) shall be subject to the Registration Rights Agreement (as defined in the SPA). Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Bridge Warrants.
Section 2.
Representations and Warranties of the Holder. The Holder represents and warrants to the Company as follows:
(a)
The Holder has the requisite power, authority and capacity to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Amendment. Without limiting the generality of the foregoing, the Holder has the power and authority to cause this Amendment to be binding and enforceable with respect to all of the Warrant Holders.
(b)
This Amendment has been duly executed and delivered by the Holder and, assuming due authorization, execution and delivery of this Amendment by the Company, this Amendment is a valid and binding obligation of the Holder and all of the Warrant Holders enforceable against the Holder and all of the Warrant Holders in accordance with its terms.
(c)
Neither the execution and delivery of this Amendment nor the performance by the Holder of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) its certificate of limited partnership, limited partnership agreement (or similar organizational documents), (ii) any contract, commitment, note, agreement, understanding, arrangement or restriction of any kind to which Holder is a party or by which the Holder is bound including, without limitation, the Original Bridge Warrant, or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Holder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults, terminations, amendments, cancellations or accelerations that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Holder of the transactions contemplated by this Amendment.
(d)
Neither the execution and delivery of this Amendment nor the performance by the Holder of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Holder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.
(e)
The conversion of the Bridge Notes into 1,606,027 shares of Common Stock and 77,443 Pre-Funded Warrants and the adjustments to the number of Warrant Shares and the Exercise Price under the Original Bridge Warrants to entitle the Warrant Holders to purchase a total of 1,365,960 shares of Common Stock at an exercise price of $5.16 per share in connection with and as a result of the IPO were consummated in accordance with the terms of the Bridge Notes and the Original Bridge Warrants.
(f)
The Holder has been privy to information regarding the Company including, without limitation, (i) the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 17, 2022 (File No. 333-265024), as amended, and all subsequent public filings of the Company with the Securities and Exchange Commission, (ii) other publicly available information regarding the Company, and (iii) such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Amendment and has been given an opportunity to ask questions regarding the condition of the Company, financial and otherwise, including the current and potential value of the Common Stock. The Holder further acknowledges that the Company has furnished it with all such financial and other information concerning the Company which the Holder has requested. The Holder acknowledges and understands that the Company possesses material nonpublic information not known to the Holder that may impact the value of the Common Stock, which the Company is unable to disclose to the Holder including, without limitation, (i) information received by principals and employees of the Company in their capacities as directors, officers, significant shareholders and/or affiliates of the Company, (ii) information otherwise received by the Company on a confidential basis, and (iii) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors. The Holder understands, based on its experience, the disadvantage to which the Holder is subject due to the disparity of information between the Company and the Holder. Notwithstanding this disadvantage, the Holder has deemed it appropriate to engage in the transactions contemplated by this Amendment.
(g)
The Holder acknowledges that none of the Company or any of its officers, directors, employees, agents or affiliates has made any representation or warranty, express or implied, regarding the Company, the Common Stock, the Warrants or otherwise, other than the representations and warranties set forth herein.
(h)
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Amendment based upon arrangements made by or on behalf of the Holder.

Section 3.
Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:
(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas, has the requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.
(b)
This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by the Holder, this Amendment is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
(c)
Neither the execution and delivery of this Amendment nor the performance by the Company of the Company’s obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) its certificate of formation or bylaws, (ii) any contract, commitment, note, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Company; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Company of the transactions contemplated hereby.
(d)
Neither the execution and delivery of this Amendment nor the performance by the Company of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Company or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.
Section 4.
Amendments to Original Bridge Warrants. Except as otherwise provided, below as of the Amendment Date:
(a)
Each of the Original Bridge Warrants is hereby amended to provide that, as of the Amendment Date of this Amendment, the aggregate number of Warrant Shares issuable upon exercise of each Warrant Holder’s Warrant is set forth next to such Holder’s name on Exhibit A hereto.
(b)
As of the Amendment Date of this Amendment, Section 1(b) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“Exercise Price. For purposes of this Warrant, “Exercise Price” means $4.25, subject to adjustment as provided herein.”

(c)
The entire portion of Section 2(b) of each of the Original Bridge Warrants preceding Section 2(b)(i) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date and prior to June 15, 2023 (the “IPO Anniversary Date”), the Company

grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 2 is deemed to have granted, issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted issued or sold or deemed to have been granted issued or sold) for a consideration per share (the “New Issuance Price”) that when multiplied by 1.25 is less than a price equal to the Exercise Price in effect immediately prior to such granting, issuance or sale or deemed granting issuance or sale (80% of the Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to 125% of the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 2(b)), the following shall be applicable:”

(d)
Effective as of the date immediately prior to the time of consummation of the IPO (the “Effective Time”), Section 2(b)(iv) of each of the Original Bridge Warrants is hereby amended to add the following (the “Valuation Amendment”) at the end of Section 2(b) (iv):

“Notwithstanding anything in this Warrant to the contrary, solely with respect to the initial public offering of the Company and not with respect to any subsequent Dilutive Issuance, the value of each share of Common Stock and each warrant sold in such initial public offering shall be deemed to be $4.125 and $0.125, respectively.”

(e)
Section 2(c) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 2(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein). Notwithstanding anything in this Warrant to the contrary, there shall be no adjustment to the number of Warrant Shares in connection with an adjustment to the Exercise Price pursuant to any Subsection of this Section 2 (including, without limitation, Section 2(f)) other than Section 2(a).”

(f)
Section 2(d) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities. In addition to and not in limitation of the other provisions of this Section 2, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) after the Subscription Date and prior to the IPO Anniversary Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via e-mail and overnight courier to the Holder on the date of such agreement and the issuance of such Convertible Securities or Options. From and after the date the Company enters into such agreement or issues any such Variable Price Securities until the IPO Anniversary Date, the Holder shall have the right, but not the obligation, in its sole discretion to substitute an amount equal to 125% of the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on an amount equal to 125% of the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on an amount equal to 125% of the Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on an amount equal to 125% of the Variable Price for any future exercises of this Warrant.”

(g)
Section 2(e) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“Stock Combination Event Adjustment. If at any time and from time to time on or after the Issuance Date and prior to the IPO Anniversary Date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and 125% of the Event Market Price is less than the Exercise Price then in effect (after giving effect to the adjustment in clause 2(a) above), then on the sixteenth (16th) Trading Day immediately following such Stock Combination Event, the Exercise Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in clause 2(a) above) shall be reduced (but in no event increased) to 125% the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Exercise Price hereunder, no adjustment shall be made.”

(h)
Section 2(i)(i) of each of the Original Bridge Warrants is hereby deleted and replaced with “[Intentionally Omitted].”
(i)
Section 2(i)(ii) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“Upon the occurrence of a Qualified Offering that is consummated prior to the IPO Anniversary Date, if 125% of the New Issuance Price of such Qualified Offering (the “QO Measuring Price”) is less than the Exercise Price then in effect, immediately following the time of consummation of such Qualified Offering, the Exercise Price shall automatically lower to the QO Measuring Price. For the avoidance of doubt, “QO Measuring Price” refers to 125% of the applicable New Issuance Price.”

(j)
Clause (iv) of the definition of “Black Scholes Consideration Value” set forth in Section 19(h) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“an expected volatility equal to the greater of 75% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).”

(k)
Clause (v) of the definition of “Black Scholes Value” set forth in Section 19(i) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“an expected volatility equal to the greater of 75% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction and (B) the date of the Holder’s request pursuant to Section 4(c)(i).”

(l)
Clause (v) of the definition of “Event of Default Black Scholes Value” set forth in Section 19(q) of each of the Original Bridge Warrants is hereby amended and restated to read, in its entirety, as follows:

“an expected volatility equal to the greater of 75% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following later of (x) the date of the occurrence of such Event of Default and (y) the date of the public announcement of such Event of Default.”

Section 5.
Acknowledgement and Agreement. Each of the parties hereto acknowledge and agree that as of the Effective Time, the parties previously agreed to the Valuation Amendment, which is being formalized in this Amendment.
Section 6.
Ratifications; Inconsistent Provisions; Amended and Restated Warrants. Except as otherwise expressly provided herein, each of the Original Bridge Warrants is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, effective as of the Amendment Date (or, with respect to Section 4(d) of this Amendment, effective as of the Effective Time), (i) all references in each of the Original Bridge Warrants to “this Warrant”, “hereto”, “hereof’, “hereunder” or words of like import referring to the Original Bridge Warrants shall mean the Original Bridge Warrants as amended by this Amendment, (ii) to the extent that there is any inconsistency between the provisions of any of the Original Bridge Warrants and this Amendment, the provisions of this Amendment shall control and be binding, and (iii) all of the Original Bridge Warrants shall be cancelled in their entirety and the Company shall issue an amended and restated Warrant reflecting the Original Bridge Warrant as amended by this Amendment to each Warrant Holder promptly after such Warrant Holder has returned its Original Bridge Warrant marked “Cancelled” to the Company.
Section 7.
Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall pay all of its own expenses relating to the transactions contemplated by this Amendment, including, without limitation, the fees and expenses of its counsel and financial advisers.
Section 8.
Further Assurances; Disclosure of Amendment. Each of the parties hereto will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby. The Company shall describe this Amendment in a press release and/or Current Report on Form 8-K (such press release and/or Current Report on Form 8-K, the “Press Release”) to be released to the public and/or filed with the SEC within one (1) Trading Day following the Amendment Date, which Press Release must be available to the public either on the Company’s website or on the SEC’s EDGAR website. The Press Release shall also describe any other material nonpublic information provided by the Company to the Holder on or prior to the public disclosure of the Press Release. From and after the public disclosure of the Press Release, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in such Press Release. In addition, effective upon the public disclosure of the Press Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, affiliates, employees or agents, on the one hand, and the Holder, on the other hand, shall terminate.
Section 9.
Binding Agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns including, without limitation, any Warrant Holders.
Section 10.
Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile, DocuSign or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company and the Holder have each caused this Amendment to be executed as of the date first written above by a duly authorized officer.

HEART TEST LABORATORIES, INC. (D/B/A HEARTSCIENCES)

By: /s/ Andrew Simpson
Name: Andrew Simpson
Title: Chairman and CEO

CAVALRY INVESTMENT FUND, LP

By: /s/ Thomas Walsh
Name: Thomas Walsh
Title: Managing Member